Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

September 27, 2019

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA

Ladies and Gentlemen:

We have acted as counsel to Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-233722) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering a public offering of (i) up to $12 million of shares (the “Shares”) of common stock of the Company (the “Common Stock”) and pre-funded warrants in lieu of shares of Common Stock (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”), (ii) a warrant (the “Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to $12 million of shares of Common Stock (the “Purchase Warrant Shares”, and, collectively with the Pre-Funded Warrant Shares, the “Warrant Shares”). This opinion relates to (i) Shares and Pre-Funded Warrants relating to up to 38,691,935 shares of Common Stock and (ii) Purchase Warrants exercisable for up to 38,691,935 shares of Common Stock. The Shares, the Warrants and the Warrant Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the forms of Pre-Funded Warrant and Purchase Warrant. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With regard to our opinion regarding the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or anti-dilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Titan Pharmaceuticals, Inc. Page 2

In rendering this opinion, we have assumed that: (i) the Company will issue and deliver the Shares, the Warrants and the Warrant Shares in the manner contemplated by the Registration Statement and the Prospectus; and (ii) the Shares, the Warrants and the Warrant Shares will be issued in compliance with applicable federal and state securities laws.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms therein, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of New York and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than New York with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

In addition, the foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Loeb & Loeb LLP Loeb & Loeb LLP